Exhibit 99.1

Date: November 26, 2008

Contact:	Kevin W. Laudenslager Vice President and Treasurer Mid Penn Bancorp, Inc. 349 Union Street Millersburg, PA 17061 (717) 692-2133

MID PENN BANCORP, INC.

RECEIPT OF PRELIMINARY APPROVAL TO PARTICIPATE IN

U.S. TREASURY’S CAPITAL PURCHASE PROGRAM AND

TERMINATION OF STOCK REPURCHASE PROGRAM

(Millersburg, PA) – Mid Penn Bancorp, Inc. (the “Company”) (NASDAQ: MPB) has approved that certain officers of the Company take action necessary to comply with the conditions of the preliminary approval to participate in the U.S. Treasury’s Capital Purchase Program it received on November 19, 2008. Under the Capital Purchase Program, the U.S. Treasury will purchase up to $10 million in senior preferred stock of the Company and warrants to purchase an amount of common stock to be specified in the final agreement between the Company and the U.S. Treasury. Management believes participation in the Capital Purchase Program will strengthen the Company’s already strong capital position and support the continued growth of its core business.

To participate in the Capital Purchase Program, the Company may not repurchase shares of its common stock prior to the earlier of the third anniversary or the redemption by the Company of the U.S. Treasury’s investment in the Company under the Capital Purchase Program. Consequently, the Stock Repurchase Program approved by the Board of Directors in October 2008 will terminate on December 10, 2008, so that the Company complies with the terms and conditions of the Capital Purchase Program.

Mid Penn Bancorp, Inc., through its subsidiary Mid Penn Bank, operates 15 offices in Dauphin, Northumberland, Schuylkill and Cumberland Counties. Mid Penn Bank is a full-service banking institution that has not participated in any sub-prime lending activities. For more information about Mid Penn Bancorp, visit www.midpennbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.